Exhibit 10.19

SEVENTH AMENDMENT TO OFFICE LEASE

This Seventh Amendment to Office Lease is made and entered into on this 5th day of December 2014 by and between SELIG REAL ESTATE HOLDINGS EIGHT L.L.C., a Washington Limited Liability Company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington (hereinafter, the “Lessor”) and EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC (successor in interest to Trubion Pharmaceuticals, Inc.) whose address is 2401 Fourth Avenue, Suite 1050, Seattle, Washington (hereinafter, the “Lessee”).

A.	Recitals

1. Lessor is the owner of the Fourth and Battery Building, located at 2401 Fourth Avenue, Seattle, Washington, 98121 (hereinafter, referred to as the “Building”).

2. Lessor and Lessee entered into a lease on the 28th day of April, 2003 which was subsequently amended on December 8, 2004 (First Amendment), February 1, 2006 (Second Amendment), February 2, 2007 (Third Amendment) and June 7, 2010 (Fourth Amendment), December 21, 2010 (Fifth Amendment), and July 17, 2012 (Sixth Amendment).

3. Lessee and Lessor wished to extend the term of the Lease and modify certain terms and conditions as set forth herein. Lessor and Lessee hereby agree to amend the Lease on the terms and conditions set forth below.

LEASE TERM

It is agreed the lease term is being extended by five (5) years and eight (8) months (“Extended Term”). The new term commenced on September 1, 2014 and has a new lease expiration date of April 30, 2020.

BASE RENTAL RATE

The base rental rate during the Extended Term shall be $29.75 per square foot per year and shall increase annually by $0.50.

OPERATING EXPENSES

Upon commencement of the Extended Term, the base year calculation for pass through of operating expenses and real estate taxes shall be reset to 2015. The first adjustment to expenses, if any, shall occur on January 1, 2016.

TENANT IMPROVEMENTS

Lessor agrees to provide Lessee with a tenant improvement allowance equal to $28.00 per rentable square foot which may be used for physical improvements to the Premises as well as soft costs (including permitting, architectural/design fees, construction management, phone/computer cabling and moving costs). Any unused portion of the allowance as of March 31, 2015 may be applied toward rent. Lessee to provide invoice back-up upon request for payment from Lessor.

ELECTRICAL/MECHANICAL

Lessor shall provide mechanical and electrical capacity to the Premises which is sufficient to support Lessee’s current and future operations in the Premises.

RENEWAL OPTION

Lessee has the right to one (1) two (2) year renewal option following the Extended Term at one-hundred percent (100%) of the then “Fair Market Rent”. Lessee shall give Lessor not less than nine (9) months notice. Fair Market Rent is defined as being the rate that is consistent with prevailing market rates for comparable office/lab space in the Denny Regrade.

TERMINATION OPTION

Lessee shall have the right to terminate this lease following month thirty-four (34) of the Extended Term by giving Lessor not less than nine (9) months prior written notice and paying a penalty equal to the unamortized tenant improvement allowance, the unamortized real estate fee and the market value of free parking (“Penalty Payment”).

ROOF ACCESS

Lessee requires the ability to place a satellite dish, cooling equipment and/or other equipment which supports Lessee’s operations on the Building’s roof top during the extended lease term and any option period.

COMMON AREA UPGRADES

Lessor shall upgrade the restrooms on all floors occupied by Lessee no later than January 31, 2015. Such upgrades will include new tile floor, faucets, new soap dispensers, new toilets, new granite counter tops with new under mount sinks, new paint on the walls and toilet partitions, and new lighting. In the event that upgrades are not complete by February 28, 2015, Lessee shall receive a $1500/month rent credit until such time that upgrades are complete. In the event that such upgrades are not completed by April 30, 2015 then Lessee shall have the right to engage a construction manager and general contractor to upgrade the bathrooms on floors occupied by Lessee, in which case, Lessee shall provide receipts for such work to Lessor and Lessee shall receive a rent credit equal to the amount of the cost for such upgrades.

BUILDING REPAIRS

Lessor agrees to provide 24/7 building management services throughout the Extended Term and immediate response for maintenance and repairs. Lessor shall respond immediately to any and all emergency issues in the Building. Emergency issues shall include interruption of services to the Premises or Building which could materially impact Lessee’s ability to operate in the Premises or which present a security breach (including but not limited to mechanical, elevators, electrical service, plumbing and fire/life safety systems). For all non-emergency issues Lessor shall respond diligently pursue remedies to Lessee request within 24 hours of Lessee notification Additionally, Lessor agrees that it will use its best efforts to remedy repairs and maintenance which require extended lead time.

In the event of any interruption of services that continues for a period of more than 48 hours as a result of Lessor’s negligence, Lessee shall have the right to complete necessary repairs, if it jeopardizes the safety of Lessee’s employees and/or Lessee’s ability to perform work. The repairs will be completed and Lessor will reimburse for any reasonable expense incurred. In such case Lessee shall provide Lessor with copies of paid invoices.

ASSIGNMENT/SUBLEASING

Lessee has the right to assign or sublease all or a portion of the Premises to a related company, subsidiary or affiliate without the prior consent of the Lessor. Additionally, Lessee requires the ability to assign or sublease all or a portion of the Premises to an unrelated third party with Lessor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

PARKING

Lessee shall have the right to rent up to twenty-five (25) parking stalls inside the Building garage and up to twenty (20) surface stalls in the adjacent lot to the west of the Building (“3rd and Battery Lot”) and up to five (5) surface stalls within two (2) blocks of the Building during the Extended Term. Parking cost shall be at the current parking rate for the Building garage (currently $205/month plus tax) and surface parking (currently $190/month plus tax) and shall not increase by more than six-percent (6%) exclusive of any taxes in any single year during the Extended Term.

It is Lessor’s intent to construct a new office building on the 3rd and Battery Lot during the term of the Extended Term (“Third and Battery Building”). In the event that Lessor commences construction on the 3rd and Battery Building, Lessor shall notify Lessee not less than ninety (90) days written notice prior to the commencement of construction. Such notice shall identify the location of substitute parking within 2 blocks of the Premises and the parking cost shall not exceed the cost of the rate currently being paid by Lessee for surface parking.

In the event that the 3rd and Battery Building has surplus parking stalls which are not leased by tenants in that building, Lessee shall have the right to lease up to ten (10) stalls in the 3rd and Battery Building.

Additionally, Five (5) of the twenty-five (25) stalls in the Building garage and five (5) of the twenty-five (25) stalls that are or will be located in the surface lot at Third and Battery shall be at no charge for a period of twelve (12) months following commencement of the Extended Term.

CONTRACTION OPTION

Lessee shall have the right to give back the first floor Premises (3,067 rentable square feet), without penalty, by providing Lessor not less than six (6) months prior written notice.

AFTER HOURS SECURITY

Lessor shall provide after hours security on nights and weekends with periodic roving floor inspections in the Building during the Extended Term. Additionally, Lessee shall have the right, at Lessee’s expense, to engage private security for its Premises during the Extended lease term.

REAL ESTATE FEE

Pursuant to a separate agreement, Lessor shall compensate Lessee’s real estate representative, Kidder Mathews, a fee consistent with market.

ENTIRE AGREEMENT:

This is the entire agreement between the parties relative to the subject matter of this Amendment. It cannot be modified or added without a writing signed by both parties. All other provisions of the Lease remain in full force and effect.

SIGNATURE BLOCK ONLY ON LAST PAGE

AGREED AND ACCEPTED:

SELIG REAL ESTATE HOLDINGS EIGHT, LLC		EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC

/s/ Martin Selig		/s/ W. James Jackson, Ph.D.
By:	Martin Selig	By:	W. James Jackson, Ph.D.
Its:	Managing Member	Its:	Vice President

Dated: December 11, 2014		Dated: 12/9/14

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 11th day of December, 2014, before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Managing Member, respectively, of SELIG REAL ESTATE HOLDINGS EIGHT, LLC the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument on behalf of the entity.

/s/ Melanie Joloe
Notary Public in and for the State of Washington
Residing at: Renton
My commission expires: 09.30.17

STATE OF	)
	)	ss.
COUNTY OF	)

On this          day of             , 20    , before me, a Notary Public in and for the State of                     , personally appeared                     , to me known to be the                             , respectively, of                             , the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal, the day and year first above written.

Notary Public in and for the State of
Residing at:
Document1	My commission expires: